INDEPENDENT AUDITORS’ CONSENT

To the Board of Directors and Shareholders Nicholas Income Fund, Inc.:

We consent to the incorporation by reference in this Post-Effective Amendment No. 86 to Registration Statement No. 2-10806 of Nicholas Income Fund, Inc. on Form N-1A of our report dated February 8, 2002, appearing in the Annual Report to Shareholders for the year ended December 31, 2001, and to the reference to us under the heading "Financial Highlights" in the Prospectus, which is part of such Registration Statement. We also consent to the references to us under the headings "Independent Auditors and Legal Counsel" and "Shareholders Reports" in the Statement of Additional Information, which are also part of such Registration Statement.

Chicago, Illinois

April 23, 2002